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                                                                   EXHIBIT 10-30

                           SECOND AMENDED AND RESTATED
                               EXELON CORPORATION
                                 KEY MANAGEMENT
                                 SEVERANCE PLAN
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                           SECOND AMENDED AND RESTATED
                               EXELON CORPORATION
                          KEY MANAGEMENT SEVERANCE PLAN

1. AMENDMENT AND RESTATEMENT; PURPOSE OF THE PLAN

         The Unicom Corporation Key Management Severance Plan (as amended and restated, the "Plan") was established, effective June 15, 1998, by Unicom Corporation ("Unicom") to provide certain key employees of Commonwealth Edison Company ("ComEd") and other subsidiaries of Unicom (jointly and severally referred to herein as the "Company" prior to October 20, 2000) certain severance benefits in the event the employment of such employees terminates under the circumstances described herein. The Plan was amended and restated, effective March 8, 1999, to reflect a policy approved by the Board of Directors of the Company which provides benefits in the event a key employee's employment is terminated by the Company other than for Cause or the employee resigns for Good Reason within 24 months following a Change in Control of the Company.

         The Plan was further amended, effective October 20, 2000 (the "Merger Effective Date"), to reflect the merger of Unicom Corporation with PECO Energy Company. From and after the Merger Effective Date, Exelon Corporation ("Exelon") and any subsidiary thereof of which Exelon owns at least 50% of all of the outstanding voting power are jointly and severally referred to herein as the "Company".

         The Plan was further amended and restated effective June 1, 2001 ("Restatement Date"), to reflect a policy approved by the Board of Directors of Exelon which provides additional protection in the event of a new Change in Control of Exelon or an Imminent Control Change of Exelon. The Plan, as so amended and restated, shall apply solely to persons who satisfy the applicable eligibility criteria in Section 2 and all the criteria for participation in
Section 3.

         This document serves as both the Plan document and the summary plan description which is required to be provided to participants under the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

2. ELIGIBILITY

         1.1 Eligibility in General. In order to be eligible to become a Participant, each individual whose position is in Salary Band VII or above (an "Executive") must execute non-competition, non-solicitation, confidential information and intellectual property covenants ("Restrictive Covenants") which are substantially in the form attached hereto and made a part hereof as Exhibit I.

         1.2 Benefits Provided Under Section 4. Each Executive shall be eligible for the benefits provided under Section 4 hereof in the event such Executive has a Termination of Employment; provided, however, that any Executive whose Termination of Employment is covered under Section 5 hereof or who is entitled to benefits under a change in control agreement entered into after October 20, 2000 between such Executive and the Company ("Individual Change in Control Agreement") shall not be entitled to benefits under
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         Section 4, except as expressly provided in Section 5 or such Individual
         Change in Control Agreement (which expressly refers to the benefits under Section 4 of this Plan), until such Executive is no longer eligible for benefits under Section 5 or under such Individual Change in Control Agreement, as applicable.

         1.3 Benefits Provided Under Section 5. Eligibility for the benefits provided under Section 5 hereof due to a Termination of Employment during the Current Post-Merger Period shall be limited to Executives who, (i) on the day prior to the Merger Effective Date, were on the payroll of a Unicom subsidiary or PECO Energy Company, and (ii) execute an acceptance of substitution of the benefits under the Plan as it existed on the day prior to the Restatement Date or of the benefits under an individual Change in Control Agreement between the Executive and PECO Energy Company entered into prior to the Merger Effective Date (a "PECO Agreement"), as applicable, for the benefits under the Plan as it exists on and after the Restatement Date (the "Acceptance of Substitution") in a form satisfactory to the Company. Any otherwise eligible Executive who is required, but declines, to execute an Acceptance of Substitution under Section 3 shall be covered with respect to a Termination of Employment occurring during the Current Post-Merger Period solely under the terms of Section 5 of the Plan as in effect immediately prior to the Restatement Date or under the terms of such Executive's PECO Agreement, as applicable, and shall not thereafter be eligible for benefits under Section 5 of the Plan in the event of a Change in Control or Imminent Control Change. In all events, benefits provided under Section 5 hereof shall be subject to the provisions of any agreement between an Executive and the Company that provided that such Executive would be ineligible for the benefits under
         Section 5 or "change in control benefits" in the event of a termination of employment, or under which the Executive had agreed, prior to the Merger Effective Date or Restatement Date, to terminate his or her employment.

3. PARTICIPATION

         Each eligible Executive shall become a participant in the Plan ("Participant") upon his or her execution of an agreement with the Company in such form as the Company, in its sole discretion, shall require or permit (the "Severance Agreement"). Each Executive shall also be required to execute, no later than the date of the Participant's Termination of Employment or, if later, such date indicated by the Plan Administrator which shall be no less than 45 days after the date the Executive is provided with a copy of a Severance Agreement, a waiver and release of claims against the Company ("Waiver and Release") which is substantially in the form attached hereto and made a part hereof as Exhibit II. The Company shall have no obligation to Executive under this Plan unless and until Executive executes the Restrictive Covenants, a Severance Agreement, Acceptance of Substitution (if applicable) and a Waiver and Release. If a court determines that Executive has breached any Restrictive Covenant, the Company shall not be obligated to pay or provide any severance pay or other benefits under Section 4 or 5 of this Plan, all unexercised Stock Options shall terminate as of the date of such breach, and all Restricted Stock shall be forfeited as of the date of such breach.


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4. BENEFITS

         If a Participant is entitled to benefits under Section 5, then such Participant shall not be eligible for benefits under this Section 4 unless so expressly provided in Section 5. Subject to the preceding sentence, benefits under the Plan shall be those described in this Section 4; provided, however, that if, under the terms of an offer of employment or employment agreement with the Company, a Participant would be entitled to additional benefits (e.g., years of credited service and/or age under a SERP, or other special termination provisions), the terms of such offer of employment or other agreement shall be incorporated into any Severance Agreement hereunder, provided further, however, that if, under the terms of any such offer of employment or employment agreement with the Company, a Participant would be entitled to benefits which, in aggregate, exceed the value of benefits under the Plan, the terms of such offer of employment or other agreement shall control and no payments or benefits shall be provided under this Plan.

         1.4 Severance Pay. Each Participant shall receive severance pay at a monthly rate equal to 1/12 of the sum of (a) the Participant's annual base salary in effect as of the date of Termination of Employment , plus (b) the Severance Incentive. Payment shall be made biweekly for the duration of the applicable Salary Continuation Period, as indicated below, commencing no later than the second paydate which occurs after the date of the Participant's Termination of Employment, but in no event earlier than the date which is eight days after the date the Participant returns an executed Waiver and Release to the Plan Administrator. Payment will be made in accordance with the Company's normal payroll practices, net of applicable taxes and other deductions.

         Participant Title                                    Salary Continuation Period
         Senior Vice President and above                                 24 months
         Other Officers and Executives                                   15 months

         1.5 Annual Incentive Awards. Each Participant shall receive a Target Incentive which shall be prorated by multiplying the amount of such Target Incentive by a fraction the numerator of which is the number of days elapsed during such calendar year as of the date of such Termination of Employment and the denominator of which is 365. Payment of Target Incentives under this Section 4.2 shall be made in a lump sum net of applicable taxes and other deductions no earlier than the date which is eight days after the date the Participant returns an executed Waiver and Release to the Plan Administrator.

         1.6 Stock Options. No Participant shall be entitled to participate in any grants of Stock Options (as defined in Section 5.1(b)) made after such Participant's Termination of Employment. Except as provided below, any Stock Options granted to a Participant prior to such Participant's Termination of Employment shall be exercisable only to the extent such Stock Options are exercisable as of the date of such Termination of Employment and shall thereafter be exercised in accordance with the provisions of the LTIP. Stock Options which remain unexercisable as of the date of a Participant's Termination of Employment shall be forfeited. Notwithstanding the preceding, if, as of the date of a Participant's Termination of Employment (or, if later, the last day of such Participant's


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         Salary Continuation Period), such Participant has attained at least age
         50 (but not age 55) and completed at least 10 years of service as defined under any defined benefit plan maintained by an Employer (a "Pension Plan") (or who, pursuant to the terms of an offer of employment or employment agreement or under any provision of a Pension Plan or SERP, is credited with a number of additional years of age and/or service that would enable such Participant to satisfy the above eligibility requirements), then any Stock Options granted to such Participant which have not become exercisable prior to the date of the Termination of Employment shall (i) become fully vested, and (ii) remain exercisable until (1) the option expiration date for any such Stock Options granted prior to January 1, 2002 or (2) the fifth anniversary of the Termination Date or, if earlier, the option expiration date for any such Stock Options granted on or after January 1, 2002.

         1.7 Other LTIP Awards. Awards of Performance Shares and/or Restricted Stock (as defined in Sections 5.1(c) and 5.1(d), respectively) shall be payable to a Participant to the extent provided under the terms of such Awards.

         1.8 Health Care Coverage. During the Salary Continuation Period, a Participant shall continue to participate in the health care plans under which he or she was covered immediately prior to his or her Termination of Employment. The Participant's out of pocket costs (including premiums, deductibles and co-payments) for such coverage shall be the same as that in effect from time to time for active peer employees during such period. Coverage under this Paragraph 4.4 shall be provided for the duration of the Salary Continuation Period in lieu of continuation coverage under Section 4980B of the Code and Section 601 to 609 of ERISA ("COBRA") for the same period. At the end of the Salary Continuation Period, COBRA continuation coverage may be elected for the remaining balance of the statutory coverage period, if any; provided, however that a Participant who, as of the last day of the Salary Continuation Period has attained at least age 50 (but not age
         55) and completed at least 10 years of service under the terms of any Pension Plan (or who, pursuant to the terms of an offer of employment or employment agreement or under any provision of a Pension Plan or SERP, is credited with a number of additional years of age and/or service that would enable such Participant to satisfy the above eligibility requirements) shall be entitled to elect retiree health coverage under the Company's health care plans on the same terms and subject to the same conditions as active peer employees who have attained age 55 and are eligible to begin receiving early retirement benefits under the Pension Plan.

         1.9 Retirement Plans. During the Salary Continuation Period, a Participant shall accrue credited service under the SERP. The amount of any payment made under Section 4.1 to the Participant during such period shall be taken into account as compensation for purposes of the SERP, and each Participant may also elect to participate in the Exelon Corporation Deferred Compensation Plan during the Salary Continuation Period with respect to the portion of any such payment which is attributable to base salary. A Participant in the Plan shall not accrue service or otherwise actively participate in any tax-qualified retirement or savings plan sponsored by the Company during the Salary Continuation Period, and shall not be entitled to commence to receive benefits under any such plan until after the expiration of the Salary Continuation Period.


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         1.10 Life Insurance and Disability Coverage. Continued coverage under the life insurance and long term disability plans sponsored by the Company shall be extended to each Participant through the last day of the Salary Continuation Period applicable to such Participant on the same terms and subject to the same conditions as are applicable to active peer employees.

         1.11 Deferred Compensation Plans. The elections, if any, made by an Executive under any non-qualified deferred compensation plan sponsored by the Company shall remain in effect through the last day of such participant's Salary Continuation Period, but such individual shall not be entitled to make any deferral additional elections with respect to such plans after December 31 of the year in which occurs the Participant's Termination of Employment.

         1.12 Executive Perquisites. Executive perquisites shall terminate effective as of the date of a Participant's Termination of Employment, and any Company-owned property shall be required to be returned to the Company no later than such date; provided, however, that each Participant who is an officer of the Company and who is retiring at the end of the Salary Continuation Period shall be entitled to financial counseling services for a period of 24 months following the date of such Participant's Termination of Employment.

                  (a) Outplacement Services. Each Participant shall be entitled to outplacement services at the expense of the Company for such period (which shall not be less than six months) and subject to such terms and conditions as the Plan Administrator, in its sole discretion, determines are appropriate. No cash shall be paid in lieu of such fees and costs.

5. CHANGE IN CONTROL BENEFITS

         A Participant described in Section 2.2 who is not subject to an Individual Change in Control Agreement shall be entitled to benefits pursuant to this Section 5 if such a Participant has a Termination of Employment during the Current Post-Merger Period (subject to Section 2.3), Post-Change Period or Imminent Control Change Period, and such Participant shall not be eligible for benefits under Section 4 unless so expressly provided in this Section 5; provided, however, that if, under the terms of an offer of employment or employment agreement with the Company, a Participant would be entitled to benefits which exceed the level of benefits under the Plan, the terms of such offer of employment or other agreement shall control and no payments or benefits shall be provided under this Plan to the extent that such payment or benefits would reasonably be considered, by the Plan Administrator, duplicative.


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         1.13 Termination During the Current Post-Merger Period or Post-Change
         Period. If, during the Current Post-Merger Period or Post-Change Period, an eligible Executive has a Termination of Employment and becomes a Participant, the Company's sole obligations under Section 4 and Sections 5.1 and 5.2 shall be as set forth in this Section 5.1 (subject to Section 5.3, 5.5, 5.6, 5.7 and 5.8).

                  (a) Severance Payments. The Company shall pay or provide (or cause to be provided) such Participant, according to the payment terms set forth in Section 5.3 below, the following:

                           (i) Accrued Obligations. All Accrued Obligations;

                           (ii) Annual Incentive for Year of Termination. An amount equal to the Target Incentive applicable to such Participant under the Incentive Plan for the performance period in which the Termination Date occurs;

                           (iii) Deferred Compensation and Non-Qualified Defined Contribution Plans. All amounts previously deferred by, or accrued to the benefit of, such Participant under the Exelon Corporation Deferred Compensation Plan, the Exelon Corporation Deferred Stock Plan, any successor of either of them, or under any other non-qualified defined contribution or deferred compensation plan of the Company (unless such Participant has made an irrevocable election in writing, filed with the Company no more than 60 days after the Applicable Trigger Date (or such earlier date as counsel to the Company may deem to be required to avoid constructive receipt of such amounts), and in any event at least 90 days prior to the Termination Date to have such amounts paid under the terms of the Exelon Corporation Deferred Compensation Plan or the Exelon Corporation Deferred Stock Plan, as applicable, any successor of either or under any other non-qualified defined contribution or deferred compensation plan of the Company (including any elections in effect thereunder)) whether vested or unvested, together with any accrued earnings thereon, to the extent that such amounts and earnings have not been previously paid by the Company and are not provided under the terms of any such non-qualified plan;

                           (iv) Pension Enhancements. An amount equal to the positive difference, if any, between

                                    (1) the lump sum value of such Participant's benefit under the SERP, calculated as if such Participant had

                                             (a) become fully vested in all
                                             benefits,

                                             (b) attained as of the Termination
                                             Date an age that is two years
                                             greater than such Participant's
                                             actual age and that includes the
                                             number of years of age credited to
                                             such Participant pursuant to any
                                             other agreement between the Company
                                             and such Participant,


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                                             (c) accrued a number of years of
                                             service (for purposes of
                                             determining the amount of such
                                             benefits, entitlement to - but not
                                             commencement of - early retirement
                                             benefits, and all other purposes of
                                             such defined benefit plans) that is
                                             two years greater than the number
                                             of years of service actually
                                             accrued by such Participant as of
                                             the Termination Date and that
                                             includes the number of years of
                                             service credited to such
                                             Participant pursuant to any other
                                             agreement between the Company and
                                             such Participant, and

                                             (d) received the severance benefits
                                             specified in Sections 5.1(a)(ii)
                                             and 5.1(a)(vi) as covered
                                             compensation in equal monthly
                                             installments during the Severance
                                             Period, minus

                                    (2) the aggregate amounts paid or payable to such Participant under the SERP;

                           (v) Unvested Benefits Under Defined Benefit Plan. To the extent not paid pursuant to clause (iii) or (iv) of this Section 5.1(a), an amount equal to the actuarial equivalent present value of the unvested portion of such Participant's accounts or accrued benefits under any tax-qualified (under Section 401(a) of the Code) defined benefit retirement plan maintained by the Company as of the Termination Date and forfeited by such Participant by reason of the Termination of Employment; and

                           (vi) Multiple of Salary and Severance Incentive. An amount equal to two (2) times the sum of (x) Base Salary plus (y) the Severance Incentive.

                  (b) Stock Options. Each of such Participant's stock options, stock appreciation rights or similar incentive awards granted under the LTIP ("Stock Options") shall (i) become fully vested, and (ii) remain exercisable until (1) the option expiration date for any such Stock Options granted prior to January 1, 2002 or (2) the fifth anniversary of the Termination Date or, if earlier, the option expiration date for any such Stock Options granted on or after January 1, 2002.

                  (c) LTIP Vesting. On the Termination Date, all of the performance shares, performance units or similar stock incentive awards granted to such Participant under the Exelon Performance Share Program under the LTIP ("Performance Shares") to the extent earned by and awarded to such Participant (i.e. as to which the first year of the performance cycle has elapsed) as of the Termination Date, shall become fully vested at the actual level earned and awarded, and, to the extent not yet earned by and awarded to such Participant (i.e. as to which the first year of the performance cycle has not elapsed) as of the Termination Date, shall become fully vested at the LTIP Target Level.


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                  (d) Other Restricted Stock. All forfeiture conditions that as of the Termination Date are applicable to any deferred stock unit, restricted stock or restricted share units awarded to such Participant by Exelon other than under the Exelon Performance Share Program under the LTIP ("Restricted Stock") shall lapse immediately and all such awards will become fully vested, and within ten business days after the Termination Date, Exelon shall deliver or cause to be delivered to such Participant all of such shares theretofore held by or on behalf of Exelon.

                  (e) Continuation of Welfare Benefits. During the Severance Period and continuing through such later date as may be specified in any welfare plan of the Company (including medical, prescription, dental, disability, employee life, group life, accidental death, and travel accident insurance benefits but excluding any severance pay) ("Welfare Plan") that covered the Participant or such Participant's family prior to such Participant's Termination of Employment, the Company shall continue to provide (or shall cause the continued provision) to such Participant and such Participant's family welfare benefits under the Welfare Plans to the same extent as if such Participant had remained employed during the Severance Period. Such provision of welfare benefits shall be subject to the following:

                           (i) In determining benefits applicable under such Welfare Plans, such Participant's annual compensation attributable to base salary and incentives for any plan year or calendar year, as applicable, shall be deemed to be not less than such Participant's Base Salary and annual incentive.

                           (ii) The cost of such welfare benefits to such Participant and family under this Section 5.1(e) shall not exceed the cost of such benefits to peer executives who are actively employed after the Termination Date.

                           (iii) Such Participant's rights under this Section 5.1(e) shall be in addition to and not in lieu of any post-termination continuation coverage or conversion rights such Participant may have pursuant to applicable law, including, without limitation, continuation coverage required by COBRA.

                           (iv) If such Participant has, as of the last day of the Severance Period, attained age 50 and completed at least 10 years of service with the Company (five years with respect to any Termination of Employment occurring during the Current Post-Merger Period), such Participant shall be entitled to the retiree benefits provided under any Welfare Plan of the Company; provided, however, that for purposes hereof, any years of age and/or credited service granted to such Participant in any other plan or agreement between such Participant and the Company shall be taken into account. For purposes of determining eligibility for (but not the time of commencement of) such retiree benefits, such Participant shall also be considered (1) to have remained employed until the last day of the Severance Period and to have retired on the last day of such period, and


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                           (2) to have attained at least the age such
                           Participant would have attained on the last day of the Severance Period.

                  Notwithstanding the foregoing, if such Participant obtains a specific type of coverage under welfare plan(s) sponsored by another employer of such Participant (e.g. medical, prescription, vision, dental, disability, individual life insurance benefits, group life insurance benefits, but excluding for the purposes of this sentence retiree benefits if such Participant is so eligible), then the Company shall not be obligated to provide any such specific type of coverage.

                  (f) Outplacement. To the extent actually incurred by such Participant, the Company shall pay or cause to be paid on behalf of such Participant, as incurred, all reasonable fees and costs charged by a nationally recognized outplacement firm selected by such Participant for outplacement services provided for up to 12 months after the Termination Date. No cash shall be paid in lieu of such fees and costs.

                  (g) Indemnification. Such Participant shall be indemnified and held harmless by the Company to the greatest extent permitted under applicable law as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification than was permitted prior to such amendment) and the Company's by-laws as such exist on the Restatement Date if such Participant was, is, or is threatened to be, made a party to any pending, completed or threatened action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that such Participant is or was, or had agreed to become, a director, officer, employee, agent, or fiduciary of the Company any other entity which such Participant is or was serving at the request of the Company ("Proceeding"), against all expenses (including all reasonable attorneys' fees) and all claims, damages, liabilities and losses incurred or suffered by such Participant or to which such Participant may become subject for any reason. Upon receipt from such Participant of (i) a written request for an advancement of expenses, which such Participant reasonably believes will be subject to indemnification hereunder and (ii) a written undertaking by such Participant to repay any such amounts if it shall ultimately be determined that such Participant is not entitled to indemnification under this Plan or otherwise, the Company shall advance such expenses to such Participant or pay such expenses for such Participant, all in advance of the final disposition of any such matter.

                  (h) Directors' and Officers' Liability Insurance. For a period of six years after the Termination Date (or for any known longer applicable statute of limitations period), the Company shall provide such Participant with coverage under a directors' and officers' liability insurance policy in an amount no less than, and on terms no less favorable than, those provided to senior executive officers and directors of the Company on the Applicable Trigger Date.


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         1.14 Termination During an Imminent Control Change Period. If, during an Imminent Control Change Period, a Participant has a Termination of Employment, then, unless such Termination of Employment occurred during the Current Post-Merger Period, such Participant shall receive benefits as provided in Section 4 and the Company's sole obligations to such Participant under Sections 5.1 and 5.2 shall be as set forth in this
         Section 5.2 (and subject to Sections 5.3, 5.5, 5.6, 5.7 and 5.8). The Company's obligations to such Participant under this Section 5.2 shall be reduced by any amounts or benefits paid or provided pursuant to
         Section 4. If such Participant's Termination of Employment occurred during any portion of an Imminent Control Change Period that is also the Current Post-Merger Period, the Company's obligations to such Participant, if any, shall be determined under Section 5.1.

                  (a) Cash Severance Payments. If the Imminent Control Change Period culminates in a Change Date, the Company shall pay (or cause to be paid) to such Participant, a lump-sum cash amount, within thirty business days after the later of the Termination Date or the Change Date, equal to the sum of all amounts described in Section 5.1(a)(i) through (v). The amount described in Section 5.1(a)(vi) shall be paid to such Participant as described in Section 5.3, provided that amounts that would have been paid prior to the Change Date shall be paid in a lump sum (without interest) within 30 business days after the Change Date.

                  (b) Vested Stock Options. Such Participant's Stock Options, to the extent vested on the Termination Date,

                           (i) will not expire (unless such Stock Options would have expired had such Participant remained an employee of the Company) during the Imminent Control Change Period; and

                           (ii) will continue to be exercisable after the Termination Date to the extent provided in the applicable grant agreement or the LTIP, and thereafter, such Stock Options shall not be exercisable during the Imminent Control Change Period.

                  If the Imminent Control Change Period lapses without a Change Date, then such Participant's Stock Options, to the extent vested on the Termination Date, may be exercised, in whole or in part, during the 30-day period following the lapse of the Imminent Control Change, or, if larger, the period during which such Participant's vested Stock Options could otherwise be exercised under the terms of the applicable grant agreement or the LTIP (but in no case shall any Stock Options remain exercisable after the date on which such Stock Options would have expired if such Participant had remained an employee of the Company).

                  If the Imminent Control Change Period culminates in a Change Date, then effective upon the Change Date, such Participant's Stock Options, to the extent vested on the Termination Date, may be exercised in whole or in part by such Participant at any time until (1) the option expiration date for such Stock Options granted prior to January 1, 2002 or (2) the earlier of the fifth anniversary of the

                  Change Date or the option expiration date for such Stock Options granted on or after January 1, 2002.

                  (c) Unvested Stock Options. Such Participant's Stock Options that are not vested on the Termination Date

                           (i) will not expire (unless such Stock Options would have expired had such Participant remained an employee of the Company) during the Imminent Control Change Period; and

                           (ii) will not continue to vest and will not be exercisable during the Imminent Control Change Period after the expiration of the period for post-termination exercise under the terms of the applicable Stock Option agreement.

                  If the Imminent Control Change lapses without a Change Date, such unvested Stock Options will thereupon expire.

                  If the Imminent Control Change culminates in a Change Date, then immediately prior to the Change Date, such unvested Stock Options shall become fully vested, and may thereupon be exercised in whole or in part by such Participant at any time until (1) the option expiration date for such Stock Options granted prior to January 1, 2002 or (2) the earlier of the fifth anniversary of the Change Date, or the option expiration date for such Stock Options granted on or after January 1, 2002.

                  (d) Performance Shares. Such Participant's Performance Shares granted under the Exelon Performance Share Program under the LTIP will not be forfeited during the Imminent Control Change Period, and will not continue to vest during the Imminent Control Change Period. If the Imminent Control Change lapses without a Change Date, such Performance Shares shall be governed according to the terms of Section 4. If the Imminent Control Change Period culminates in a Change Date:

                                    (1) All Performance Shares granted to such
                                    Participant under the Exelon Performance
                                    Share Program under the LTIP, which, as of the Termination Date, have been earned by and awarded to such Participant, shall become fully vested at the actual earned level on the Change Date, and

                                    (2) All of the Performance Shares granted to such Participant under the Exelon Performance Share Program under the LTIP which, as of the Termination Date, have not been earned by and awarded to such Participant shall become fully vested on the Change Date at the LTIP Target Level.

                  (e) Restricted Stock. Such Participant's unvested Restricted Stock will:

                           (i) not be forfeited during the Imminent Control Change Period; and

                           (ii) not continue to vest during the Imminent Control Change Period.

                  If the Imminent Control Change Period lapses without a Change Date, such unvested Restricted Stock shall thereupon be forfeited.

                  If the Imminent Control Change Period culminates in a Change Date, then immediately prior to the Change Date, such Participant's Restricted Stock shall become fully vested, and within ten business days after the Change Date, the Company shall deliver to such Participant all of such shares theretofore held by or on behalf of the Company, which will be subject to the same terms which other stockholders of the Company receive in the transaction.

                  (f) Continuation of Welfare Benefits. The Company shall continue to provide (or cause to be provided) to such Participant and such Participant's family welfare benefits (other than any severance pay that may be considered a welfare benefit) that covered the Participant or such Participant's family prior to such Participant's Termination of Employment, during the Imminent Change Period which are at least as favorable as welfare benefits under the most favorable Welfare Plans of the Company applicable with respect to peer executives who are actively employed by the Company after the Termination Date and their families; subject to the following:

                           (i) in determining benefits applicable under such Welfare Plans, such Participant's annual compensation attributable to base salary and incentives for any plan year or calendar year, as applicable, shall be deemed to be not less than such Participant's Base Salary and annual incentive;

                           (ii) the cost of such welfare benefits to such Participant and family under this Section 5.2(f) shall not exceed the cost of such benefits to peer executives who are actively employed by the Company after the Termination Date; and

                           (iii) such Participant's rights under this Section 5.2(f) shall be in addition to and not in lieu of any post-termination continuation coverage or conversion rights such Participant may have pursuant to applicable law, including, without limitation, continuation coverage required by COBRA.

                  If the Imminent Control Change Period lapses without a Change Date, welfare benefit plan coverage under this Section 5.2(f) shall thereupon cease, subject to such Participant's rights, if any, to continued coverage under a Welfare Plan, Section 4, or applicable law. If the Imminent Control Change Period culminates in a Change Date, then for the remainder of the Severance Period (and continuing through such later date as any Welfare Plan may specify), the Company shall continue to provide such Participant and such Participant's family welfare benefits as described in, and subject to the limitations of
                  Section 5.1(e).

                  Notwithstanding the foregoing, if such Participant obtains a specific type of coverage under welfare plan(s) sponsored by another employer of such Participant (e.g. medical, prescription, vision, dental, disability, individual life insurance benefits, group life insurance benefits, but excluding for the purposes of this sentence retiree benefits if such Participant is so eligible), then the Company shall not be obligated to provide such any specific type of coverage.

                  (g) Outplacement. To the extent actually incurred by such Participant, the Company shall pay or cause to be paid on behalf of such Participant, as incurred, all reasonable fees and costs charged by a nationally recognized outplacement firm selected by such Participant for outplacement services provided for up to 12 months after the Termination Date. No cash shall be paid in lieu of such fees and costs.

                  (h) Indemnification. Such Participant shall be indemnified and held harmless by the Company to the same extent as provided in
                  Section 5.1(g), but only during the Imminent Control Change Period (or greater period provided under the Company's by-laws) if the Imminent Control Change Period lapses without a Change Date.

                  (i) Termination During an Imminent Control Change Period:
                  Directors' and Officers' Liability Insurance. The Company shall provide the same level of directors' and officers' liability insurance for such Participant as provided in
                  Section 5.1(h), but only during the Imminent Control Change Period (or greater period provided under the Company's by-laws) if the Imminent Control Change Period lapses without a Change Date.

         5.3 Timing of Severance Payments. Unless otherwise specified herein, the amounts described in Sections 5.1(a)(i), (ii), (iii), (iv) and (v) shall be paid within 30 business days of the Termination Date. The severance payments described in Section 5.1(a)(vi) shall be paid beginning no later than the second paydate which occurs after the Termination Date, in periodic payments to a Participant according to the Company's normal payroll practices at a monthly rate equal to 1/12 of the sum of (i) such Participant's Base Salary in effect as of the Termination Date plus (ii) the Severance Incentive.

         5.4 Other Terminations of Employment by the Company or a Participant.

                  (a) Obligations. If, during the Current Post-Merger Period, the Post-Change Period, or the Imminent Control Change Period,
                  (i) the Company terminates an eligible Executive's employment for Cause (or causes a Participant to be terminated for Cause) ("Cause Termination") or disability (as determined by the Plan Administrator in good faith), (ii) an Executive elects to retire or otherwise terminate employment other than for Good Reason, disability or death, or (iii) an eligible Executive's employment terminates on account of death or disability, the Company shall have no obligations to such Executive under
                  Section 5 (subject to Section 5.7). The remaining applicable provisions of this Plan (including the Restrictive Covenants) shall continue to apply.

                  (b) Procedural Requirements. The Company shall strictly observe or cause to be strictly observed each of the following procedures in connection with any Cause Termination during the Current Post-Merger Period, the Post-Change Period or the Imminent Control Change Period: an eligible Executive's termination of employment shall not be deemed to be for Cause under this Section 5.4 unless and until there shall have been delivered to such Executive a written notice of the determination of the Chief Executive Officer of the Executive's employer ("CEO") (after reasonable written notice of such consideration by the CEO of acts or omissions alleged to constitute Cause is provided to such Executive and such Executive is given an opportunity to present a written response to the CEO regarding such allegations), finding that, in his or her good faith opinion, such Executive's acts, or failure to act, constitutes Cause and specifying the particulars thereof in detail.

         5.5 Sole and Exclusive Obligations. The obligations of the Company under this Plan with respect to any Termination of Employment occurring during the Current Post-Merger Period, Post-Change Period, or Imminent Control Change Period shall supersede any severance obligations of the Company in any other plan of the Company or agreement between such Participant and the Company, including, without limitations, Section 4, any Individual Change in Control Agreement affecting such Participant or any other plan or agreement (including an offer of employment or employment contract) of the Company which provides for severance benefits, except as explicitly provided in Section 5.2 or an Individual Change in Control Agreement. In the event of any inconsistency, ambiguity or conflict between the terms of such other plan of the Company or agreement between a Participant and the Company, and this Plan with respect to any severance obligations of the Company (other than obligations with respect to age and/or credited service under the SERP in any agreement other than a prior Individual Change in Control Agreement), this Plan shall govern.

         5.6 Payment Capped. If at any time or from time to time, it shall be determined by the Company's independent auditors that any payment or other benefit to a Participant pursuant to Section 5 of this Plan or otherwise ("Potential Parachute Payment") is or will become subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any United States federal, state, local, foreign or other law ("Excise Taxes"), then the Potential Parachute Payments payable to such Participant shall be reduced to the largest amount which would both (a) not cause any Excise Tax to be payable by such Participant and
         (b) not cause any Potential Parachute Payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision).

         5.7 Arbitration. Any dispute, controversy or claim between the parties hereto arising out of or in connection with or relating to this Section 5 (other than disputes related to an alleged breach of the Restrictive Covenants) or any breach or alleged breach thereof, or any benefit or alleged benefit hereunder, shall be settled by arbitration in Chicago, Illinois, before an impartial arbitrator pursuant to the rules and regulations of the American Arbitration Association ("AAA") pertaining to the arbitration of labor disputes. Any party may invoke the right to arbitration. The arbitrator shall be selected by means of the parties striking alternatively from a panel of seven arbitrators supplied by the Chicago office of AAA. The arbitrator shall have the authority to interpret and apply the provisions of this Section, consistent with Section 12.7 below. The decision of the arbitrator shall be final and binding upon the parties and a judgment thereon may be entered in the highest court of a forum, state or federal, having jurisdiction. No arbitration shall be commenced after the date when institution of legal or equitable proceedings based upon such subject matter would be barred by the applicable statutes of limitations. Notwithstanding anything to the contrary contained in this Section 5.7 or elsewhere in this Plan, any party may bring an action in the District Court of Cook County, or the United States District Court for the Northern District of Illinois, if jurisdiction there lies, in order to maintain the status quo ante of the parties. The "status quo ante" is defined as the last peaceable, uncontested status between the parties. However, neither the party bringing the action nor the party defending the action thereby waives its right to arbitration of any dispute, controversy or claim arising out of or in connection or relating to this Plan. Notwithstanding anything to the contrary contained in this Section 5.7 or elsewhere in this Plan, any party may seek relief in the form of specific performance, injunctive or other equitable relief in order to enforce the decision of the arbitrator. The parties agree that in any arbitration commenced pursuant to this Plan, the parties shall be entitled to such discovery (including depositions, requests for the production of documents and interrogatories) as would be available in a federal district court pursuant to Rules 26 through 37 of the Federal Rules of Civil Procedure. In the event that either party fails to comply with its discovery obligations hereunder, the arbitrator shall have full power and authority to compel disclosure or impose sanctions to the full extent of Rule 37 of the Federal Rules of Civil Procedure.

         5.8 No Adverse Effect on Pooling of Interests. Any benefits provided to a Participant under this Plan may be reduced or eliminated to the extent necessary, in the reasonable judgment of the Board, to enable Exelon to account for a merger, consolidation or similar transaction as a pooling of interests; provided that (i) the Board shall have exercised such judgment and given such Participant written notice thereof prior to the Change Date and (ii) the determination of the Board shall be supported by a written certificate of Exelon's independent auditors, a copy of which shall be provided to such Participant before the Change Date.

6. TERMINATION OF PARTICIPATION; CESSATION OF BENEFITS

         A Participant's benefits under Section 4 of the Plan shall terminate on the last day of the Participant's Salary Continuation Period; provided that a Participant's right to benefits shall terminate immediately on such date as the Company discovers that the Participant has breached any of the Restrictive Covenants, in which case the Company may require the repayment of amounts paid prior to such breach in accordance with Paragraph 4.1, and shall discontinue the payment of any additional amounts under Section 4 of the Plan.

         A Participant's benefits under Section 5 of the Plan shall terminate on the later of the last day of the Participant's Severance Period or the date all benefits to which the Participant is entitled to have been paid from the Plan; provided that a Participant's right to benefits shall terminate immediately on the date the Company discovers that the Participant has breached any of the Restrictive Covenants, in which case the Company may require the repayment of amounts paid prior to such breach in accordance with Section 5, and shall discontinue the payment of any additional amounts under Section 5 of the Plan.

7. DEFINITIONS

         In addition to terms previously defined, when used in the Plan, the following capitalized terms shall have the following meanings unless the context clearly indicates otherwise:

         1.15 "Accrued Annual Incentive" means the amount of any annual incentive earned but not yet paid with respect to the Company's latest fiscal year ended prior to the Termination Date.

         1.16 "Accrued Base Salary" means the amount of a Participant's Base Salary that is accrued but not yet paid as of the Termination Date.

         1.17 "Accrued LTIP Award" means the amount of any LTIP award earned and vested, but either deferred or not yet paid as of the Termination Date.

         1.18 "Accrued Obligations" means, as of any date, the sum of a Participant's Accrued Base Salary, Accrued Annual Incentive, Accrued LTIP Award, any accrued but unpaid paid time off, and any other amounts and benefits which are then due to be paid or provided to such Participant by the Company, but have not yet been paid or provided (as applicable).

         1.19 "Applicable Trigger Date" means

                  (a) the Restatement Date, with respect to the Current Post-Merger Period;

                  (b) the Change Date, with respect to the Post-Change Period;
                  or

                  (c) the date of an Imminent Control Change, with respect to the Imminent Control Change Period.

         1.20 "Base Salary" for purposes of Section 5, means not less than 12 times the highest monthly base salary paid or payable to a Participant by the Company in respect of the 12-month period immediately before the Applicable Trigger Date.

         1.21 "Beneficial Owner" means such term as defined in Rule 13d-3 of the SEC under the Exchange Act.

         1.22 "Board" means the Board of Directors of Exelon or, from and after the effective date of a Corporate Transaction (as defined in the definition of Change in Control), the Board of Directors of the corporation resulting from a Corporate Transaction or, if securities representing at least 50% of the aggregate voting power of such resulting corporation are directly or indirectly owned by another corporation, such other corporation.

         1.23 "Cause" means, with respect to any Executive:

                  (a) an Executive's willful commission of act(s) or omission(s) which have, have had, or are likely to have a material adverse effect on the business, operations, financial condition or reputation of the Exelon or any of its affiliates;

                  (b) an Executive's conviction (including a plea of guilty or nolo contendere) of a felony or any crime of fraud, theft, dishonesty or moral turpitude;

                  (c) an Executive's material violation of any statutory or common law duty of loyalty to the Company or any of its affiliates; or

                  (d) solely with respect to a termination of employment during an Imminent Control Change Period, an Executive's failure to meet objective performance criteria of the position, provided that, this subsection (d) shall be inapplicable if the Imminent Control Change culminates in a Change Date.

         1.24 "Change Date" means each date on which a Change in Control occurs after the Restatement Date.

         1.25 "Change in Control" means:

                  (a) any SEC Person becomes the Beneficial Owner of 20% or more of the then outstanding common stock of Exelon or of Voting Securities representing 20% or more of the combined voting power of all the then outstanding Voting Securities of Exelon (such an SEC Person, a "20% Owner"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from Exelon (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from Exelon), (2) any acquisition by Exelon, (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Exelon or any corporation controlled by Exelon (a "Company Plan"), or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; provided further, that for purposes of clause (2), if any 20% Owner of Exelon other than Exelon or any Company Plan becomes a 20% Owner by reason of an acquisition by Exelon, and such 20% Owner of Exelon shall, after such acquisition by Exelon, become the beneficial owner of any additional outstanding common shares of Exelon or any additional outstanding Voting Securities of Exelon (other than pursuant to any dividend reinvestment plan or arrangement maintained by Exelon) and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control; or

                  (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Incumbent Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Exelon's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 promulgated under the Exchange
                  Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                  (c) Consummation of a reorganization, merger or consolidation ("Merger"), or the sale or other disposition of more than 50% of the operating assets of Exelon (determined on a consolidated basis), other than in connection with a sale-leaseback or other arrangement resulting in the continued utilization of such assets (or the operating products of such assets) by Exelon (such reorganization, merger, consolidation, sale or other disposition, a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which:

                           (i) all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the outstanding common stock of Exelon and outstanding Voting Securities of Exelon immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which, as a result of such transaction, owns Exelon or all or substantially all of the assets of Exelon either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the outstanding common stock of Company and outstanding Voting Securities of Exelon, as the case may be;

                           (ii) no SEC Person (other than the corporation resulting from such Corporate Transaction, and any Person which beneficially owned, immediately prior to such corporate Transaction, directly or indirectly, 20% or more of the outstanding common stock of Exelon or the outstanding Voting Securities of Exelon, as the case may be) becomes a 20% Owner, directly or indirectly, of the then-outstanding common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation; and

                           (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

                  (d) Approval by Exelon's shareholders of a plan of complete liquidation or dissolution of Exelon, other than a plan of liquidation or dissolution which results in the acquisition of all or substantially all of the assets of Exelon by an affiliated company.

         Notwithstanding the occurrence of any of the foregoing events, a Change in Control shall not occur with respect to a Participant if, in advance of such event, such Participant agrees in writing that such event shall not constitute a Change in Control.

         1.26 "Code" means the Internal Revenue Code of 1986, as amended.

         1.27 "Current Post-Merger Period" means, applicable only with respect to a Participant who was on the payroll of PECO Company or a Unicom subsidiary on the day prior to the Merger Effective Date, the period commencing on the Restatement Date and ending on the earlier of the Termination Date or October 20, 2002. To the extent that, prior to October 21, 2002, the Current Post-Merger Period includes any portion of an Imminent Control Change Period, the terms of this Plan applicable to the Current Post-Merger Period shall govern.

         1.28 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         1.29 "Good Reason" means a material reduction of a Participant's salary, incentive compensation or benefits, unless such reduction is part of a policy, program or arrangement applicable to peer executives of the Company and of any successor entity; or a material reduction or material adverse alteration in the nature of a Participant's position, duties, function, responsibilities or authority; provided, however, that for purposes of Section 5:

                  (a) a Termination of Employment for "Good Reason" shall instead mean a termination initiated by an eligible Executive upon notice to the Company as described below in subsection
                  (d)(i) of this Section, based on the occurrence of any one or more of the following actions or omissions that, unless otherwise specified, occurs during the Current Post-Merger Period, the Post-Change Period, or the Imminent Control Change
                  Period:

                           (i) a material adverse reduction in the nature or scope of an eligible Executive's office, position, duties, functions, responsibilities or authority;

                           (ii) a material reduction of an eligible Executive's salary, incentive compensation or aggregate benefits unless such reduction is part of a policy, program or arrangement applicable to peer executives of the Executive's employer and of any successor entity;

                           (iii) the failure of any successor to Exelon to assume this Plan;

                           (iv) a relocation, of more than 50 miles of (i) an eligible Executive's workplace, or (ii) the principal offices of Exelon or its successor (if such offices are such Executive's workplace), in each case without the consent of such Executive; provided, however, in both cases of (i) and (ii) of this

                           Section 3.4(a), such new location is farther from such Executive's residence that the prior location;

                           (v) a requirement of the greater of (i) more than 24 days of travel per year, or (ii) at least 20% more business travel than was required of such Executive prior to the Applicable Trigger Date; or

                           (vi) a material breach of this Plan by the Company or its successor.

                  (b) Additional Basis for Good Reason During the Current Post-Merger Period. With respect to the Current Post-Merger Period, "Good Reason" shall have the meaning set forth in above in subsection (a) and shall also include any of the following which occurred prior to the Restatement Date:

                           (i) a material adverse alteration in the nature or scope of an eligible Executive's position, duties, functions, responsibilities or authority;

                           (ii) a determination by a Participant, made in good faith during the Executive's participation in this Plan and prior to the Restatement Date, that, as a result of the change in control resulting in the merger of Unicom Corporation and PECO Energy Corporation, such Participant is substantially unable to perform, or that there has been a material reduction in, any of such Executive's duties, functions, responsibilities or authority; provided that the notice described below in subsection (d)(i) of this Section shall be given prior to June 15, 2001;

                           (iii) a relocation of more than 50 miles of (i) such Executive's workplace, or (ii) the principal offices of Exelon if such offices are the Participant's workplace), in each case without the consent of the Executive; or

                           (iv) a requirement of at least 20% more business travel than was required of such Executive prior to the change in control resulting in the merger of Unicom Corporation and PECO Energy Corporation.

                  (c) Application of "Good Reason" Definition During the Imminent Control Change Period. During the Imminent Control Change Period, "Good Reason" shall not include the events or conditions described in subsection (a)(i), (a)(iv) or (a)(v) above unless the Imminent Control Change Period culminates in a Change Date.

                  (d) Limitations on Good Reason. Notwithstanding the foregoing provisions of this Section, no act or omission shall constitute a material breach of this Plan by the Company, nor grounds for "Good Reason":

                           (i) unless the Executive gives the Company 30 days' prior notice of such act or omission, and the Company fails to cure such act or omission within the 30-day period;

                           (ii) if the Executive first acquired knowledge of such act or omission more than 12 months before such Participant gives the Company such notice; or

                           (iii) if the Executive has consented in writing to such act or omission in a document that makes specific reference to this Section.

                  (e) Notice by a Participant. In the event of any Termination of Employment by an eligible Executive for Good Reason, such Executive shall as soon as practicable thereafter notify the Company of the events constituting such Good Reason by a Notice of Termination. Subject to the limitations in subsection (d) above, a delay in the delivery of such Notice of Termination shall not waive any right of an Executive under this Plan.

         1.30 "Imminent Control Change" means, as of any date on or after the Restatement Date and prior to the Change Date, the occurrence of any one or more of the following:

                  (a) Exelon enters into an agreement the consummation of which would constitute a Change in Control;

                  (b) Any SEC Person commences a "tender offer" (as such term is used in Section 14(d) of the Exchange Act) or exchange offer, which, if consummated, would result in a Change in Control; or

                  (c) Any SEC Person files with the SEC a preliminary or definitive proxy solicitation or election contest to elect or remove one or more members of the Board, which, if consummated or effected, would result in a Change in Control;

         provided, however, that an Imminent Control Change will lapse and cease to qualify as an Imminent Control Change:

                           (i) With respect to an Imminent Control Change described in clause (a) of this definition, the date such agreement is terminated, cancelled or expires without a Change Date occurring;

                           (ii) With respect to an Imminent Control Change described in clause (b) of this definition, the date such tender offer or exchange offer is withdrawn or terminates without a Change Date occurring;

                           (iii) With respect to an Imminent Control Change described in clause (c) of this definition, (1) the date the validity of such proxy solicitation or election contest expires under relevant state corporate law, or (2) the date such proxy solicitation or election contest culminates in a shareholder vote, in either case without a Change Date occurring; or

                           (iv) The date a majority of the members of the Incumbent Board make a good faith determination that any event or condition described in clause (a), (b), or (c) of this definition no longer constitutes an Imminent Control

                           Change, provided that such determination may not be made prior to the twelve (12) month anniversary of the occurrence of such event.

         1.31 "Imminent Control Change Period" means the period (excluding any portion of such period in effect during the Current Post-Merger Period) commencing on the date of an Imminent Control Change, and ending on the first to occur thereafter of

                  (a) a Change Date, provided

                           (i) such date occurs after October 20, 2002 and no later than the one-year anniversary of the Termination Date, and

                           (ii) either the Imminent Control Change has not lapsed, or the Imminent Control Change in effect upon such Change Date is the last Imminent Control Change in a series of Imminent Control Changes unbroken by any period of time between the lapse of an Imminent Control Change and the occurrence of a new Imminent Control Change;

                  (b) the date an Imminent Control Changes lapses without the prior or concurrent occurrence of a new Imminent Control Change; or

                  (c) the twelve-month anniversary of the Termination Date.

         1.32 "Incentive Plan" means any annual incentive award arrangement of the Company.

         1.33 "including" means including without limitation.

         1.34 "Incumbent Board" - see definition of Change in Control.

         1.35 "LTIP" means the Exelon Corporation Long-Term Incentive Plan, as amended from time to time, or any successor thereto, and including any Stock Options or Restricted Stock granted thereunder to replace stock options or restricted stock initially granted under the Unicom Corporation Long-Term Incentive Plan.

         1.36 "LTIP Performance Period" means the performance period applicable to an LTIP award, as designated in accordance with the LTIP.

         1.37 "LTIP Target Level" means, in respect of any grant of Performance Shares under the Exelon Performance Share Program under the LTIP, the number of Performance Shares which a Participant would have been awarded (prior to the Termination Date) for the LTIP Performance Period corresponding to such grant if the business and personal performance goals related to such grant were achieved at the 100% (target) level as of the end of the first year of the LTIP Performance Period.

         1.38 "Merger" - see definition of Change in Control.

         1.39 "Notice of Termination" means a written notice given in accordance with Section 11.8 which sets forth (i) the specific termination provision in this Plan relied upon by the party giving such notice, (ii) in reasonable detail the specific facts and circumstances claimed to provide a basis for such Termination of Employment or Cause Termination, and (iii) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.

         1.40 "Performance Shares" - see Section 5.1(c).

         1.41 "Person" means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

         1.42 "Post-Change Period" means the period commencing on a Change Date and ending on the earlier of (a) the Termination Date or (b) the second anniversary of such Change Date; provided that no duplicate benefits shall be paid with respect to simultaneous or overlapping Post-Change Periods.

         1.43 "Restricted Stock" -- see Section 5.1(d).

         1.44 "Salary Continuation Period" means the period indicated in Section
         4.1 during which benefits are payable under the Plan.

         1.45 "SEC" means the United States Securities and Exchange Commission.

         1.46 "SEC Person" means any person (as such term is used in Rule 13d-5 of the SEC under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than (a) Exelon or any Person that directly or indirectly controls, is controlled by, or is under common control with, Exelon (an "Affiliate"). For purposes of this definition the term "control" with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise., or (b) any employee benefit plan (or any related trust) of Exelon or any of its Affiliates.

         1.47 "Section" means, unless the context otherwise requires, a section of this Plan.

         1.48 "SERP" means the PECO Energy Company Supplemental Retirement Plan or the Commonwealth Edison Supplemental Management Retirement Plan, whichever is applicable to a Participant, or any successor to either or both.

         1.49 "Severance Incentive" means the average of the annual incentive awards paid to a Participant under the LTIP (or such other Incentive Plan under which the Participant is entitled to such awards), a successor plan or otherwise with respect to each of the two calendar years preceding the year in which occurs the Participant's Termination of Employment; provided, however, that for purposes of Section 5, "Severance Incentive" shall mean the greater of (a) the Target Incentive for the performance period in which the Termination Date occurs, or (b) the average (mean) of the actual annual incentives paid (or payable, to the extent not previously paid) to a Participant under the Incentive Plan for each of the two calendar years preceding the calendar year in which the Termination Date occurs.

         1.50 "Severance Period" means the period beginning on a Participant's Termination Date, provided such Participant's Termination of Employment entitles such Participant to benefits under Section 5.1, or 5.2, and ending on the second anniversary thereof. There shall be no Severance Period if a Participant's Termination of Employment is on account of retirement, death or disability (as determined by the Plan Administrator in good faith) or if a Participant's employment is terminated by the Company for Cause or by a Participant other than for Good Reason.

         1.51 "Stock Options" -- see Section 5.1(b).

         1.52 "Target Incentive" as of a certain date means an amount equal to the product of Base Salary determined as of such date multiplied by the percentage of such Base Salary to which a Participant would have been entitled immediately prior to such date under the LTIP or any other Incentive Plan for the applicable performance period if the performance goals established pursuant to the LTIP or such Incentive Plan were achieved at the 100% (target) level as of the end of the applicable performance period; provided, however, that any reduction in a Participant's Base Salary or annual incentive that would qualify as Good Reason shall be disregarded for purposes of this definition.

         1.53 "Taxes" means the incremental federal, state, local and foreign income, employment, excise and other taxes payable by a Participant with respect to any applicable item of income.

         1.54 "Termination Date" means the effective date of an eligible Executive's termination of employment with the Company for any or no reason, which shall be the last day on which such Executive is employed by the Company; provided, however, that (a) if the Company terminates such Executive's employment other than for Cause or disability or if such Participant terminates such Executive's employment for Good Reason, then the Termination Date shall be the date of receipt of the Notice of Termination by such Executive (if such Notice is given by the Company) or by the Company (if such Notice is given by such Executive), or such later date, not more than 15 days after the giving of such Notice, specified in such Notice as of which such Executive's employment shall be terminated; and (b) if such Executive's employment is terminated by reason of death or disability, the Termination Date shall be the date of such Executive's death or the disability.

         1.55 "Termination of Employment" means:

                  (a) a termination of an eligible Executive's employment by the Company for reasons other than for Cause; or

                  (b) a resignation by an eligible Executive for Good Reason.

The following shall not constitute a Termination of Employment for purposes of the Plan: (i) a termination of employment for Cause, (ii) an Executive's resignation other than for Good

Reason, (iii) the cessation of an Executive's employment with the Company or any Affiliate due to death, retirement, or disability (as determined by the Plan Administrator in good faith), or (iv) the cessation of an Executive's employment with the Company or any subsidiary thereof as the result of the sale, spin-off or other divestiture of a plant, division, business unit or subsidiary or a merger or other business combination followed by employment (or reemployment) with the purchaser or successor in interest to the Participant's employer with regard to such plant, division, business unit or subsidiary. Any dispute regarding whether an Executive's Termination of Employment for purposes of
Section 5 is based on Good Reason shall be submitted to binding arbitration pursuant to Section 5.7.

         1.56 "20% Owner" -- see paragraph (a) of the definition of "Change in Control."

         1.57 "Voting Securities" means with respect to a corporation, securities of such corporation that are entitled to vote generally in the election of directors of such corporation.

8. FUNDING

         Nothing in the Plan shall be interpreted as requiring the Company to set aside any of its assets for the purpose of funding its obligations under the Plan. No person entitled to benefits under the Plan shall have any right, title or claim in or to any specific assets of the Company, but shall have the right only as a general creditor to receive benefits from the Company on the terms and conditions provided in the Plan.

9. ADMINISTRATION OF THE PLAN

         Exelon Corporation is the "administrator" and a "named fiduciary" of the Plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (ERISA). The Plan shall be administered on a day-to-day basis by the Compensation Vice President of Exelon (the "Plan Administrator"). The Plan Administrator has the sole and absolute power and authority to interpret and apply the provisions of this Plan to a particular circumstance, make all factual and legal determinations, construe uncertain or disputed terms and make eligibility and benefit determinations in such manner and to such extent as the Plan Administrator, in his or her sole discretion may determine. Benefits under the Plan will be paid only if the Plan Administrator, in his or her discretion, determines that an individual is entitled to them.

         The Plan Administrator shall promulgate any rules and regulations necessary to carry out the purposes of the Plan or to interpret the terms and conditions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Plan Administrator shall be applied on a uniform basis and shall be final and binding on any Executive or former Executive and any successor in interest.

         The Plan Administrator may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of severance pay and provision of severance benefits, to designated individuals or committees.

10. CLAIMS PROCEDURE

         The Plan Administrator shall determine the status of an individual as an Executive and the eligibility and rights of any Executive or former Executive as a Participant to any severance pay or benefits hereunder. Any Executive or former Executive who believes that he or she is entitled to receive severance pay or benefits under the Plan, including severance pay or benefits other than those initially determined by the Plan Administrator, may file a claim in writing with the Plan Administrator. No later than 90 days after the receipt of the claim the Plan Administrator shall either allow or deny the claim in writing.

         A denial of a claim, in whole or in part, shall be written in a manner calculated to be understood by the claimant and shall include the specific reason or reasons for the denial; specific reference to pertinent Plan provisions on which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and an explanation of the claims review procedure.

         A claimant whose claim is denied (or his or her duly authorized representative) may, within 60 days after receipt of the denial of his or her claim, request a review upon written application to an officer designated by Exelon and specified in the claim denial; review pertinent documents; and submit issues and comments in writing.

         The designated officer shall notify the claimant of his or her decision on review within 60 days after receipt of a request for review unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. Notice of the decision on review shall be in writing. The officer's decision on review shall be final and binding on any claimant or any successor in interest.

11. AMENDMENT OR TERMINATION OF PLAN

         Exelon's Chief Human Resources Officer or another designated officer of the Company may amend, modify or terminate the Plan at any time by written instrument; provided, however, that no amendment, modification or termination shall deprive any Participant of any payment or benefit that the Plan Administrator previously has determined is payable under the Plan. Notwithstanding the foregoing, no amendment or termination that materially adversely affects any Participant's benefits under Section 5 shall become effective as to such Participant during: (a) the Current Post-Merger Period, (b) the 24-month period following the Change Date or (c) during the Imminent Control Change Period (unless such Participant consents to such termination or amendment). Any purported Plan termination or amendment in violation of this
Section 11 shall be void and of no effect.

12. MISCELLANEOUS

         1.58 Limitation on Rights. Participation in the Plan is limited to the individuals described in Sections 2 and 3, and the Plan shall not apply to any voluntary or involuntary termination of employment that is not a Termination of Employment occurring on or after the Restatement Date of the Plan.

         1.59 No Set-off by Company. A Participant's right to receive when due the payments and other benefits provided for under this Plan is absolute, unconditional and subject to no setoff, counterclaim or legal or equitable defense. Time is of the essence in the performance by the Company of its obligations under this Plan. Any claim which the Company may have against a Participant, whether for a breach of this Plan, the Severance Agreement, or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by such Participant to enforce any rights against the Company under this Plan.

         1.60 No Mitigation. A Participant shall not have any duty to mitigate the amounts payable by the Company under this Plan by seeking new employment following termination. Except as specifically otherwise provided in this Plan, all amounts payable pursuant to this Plan shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive's employment by another employer.

         1.61 Affiliates. To the extent that immediately prior to the Applicable Trigger Date, a Participant has been on the payroll of, and participated in the incentive or employee benefit plans of, an Affiliate of Exelon (as defined in Section 7.32), the references to the Company or Exelon contained in applicable Sections of this Plan referring to benefits to which a Participant may be entitled shall be read to refer to such Affiliate.

         1.62 Headings. Headings of sections in this document are for convenience only, and do not constitute any part of the Plan.

         1.63 Severability. If any one or more Sections, subsections or other portions of this Plan are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Section, subsection or other portion not so declared to be unlawful or invalid. Any Section, subsection or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such Section, subsection or other portion to the fullest extent possible while remaining lawful and valid.

         1.64 Governing Law. The Plan shall be construed and enforced in accordance with ERISA and the laws of the Commonwealth of Pennsylvania to the extent such laws are not preempted by ERISA.

         1.65 No Right to Continued Employment. Nothing in this Plan shall guarantee the right of a Participant to continue in employment, and the Company retains the right to terminate a Participant's employment at any time for any reason or for no reason.

         1.66 Successors and Assigns. This Plan shall be binding upon and inure to the benefit of Exelon Corporation and its successors and assigns and shall be binding upon and inure to the benefit of a Participant and his or her legal representatives, heirs and assigns. Before or upon the consummation of any Change in Control, Exelon shall obtain from each individual, entity or group that becomes a successor of Exelon by reason of the Change in Control, the unconditional written agreement of such individual, entity or group to assume this Plan and to perform all of the obligations of the Company under the Plan. Any successor to the business or assets of Exelon which assumes or agrees to perform this Plan by operation of law, contract, or otherwise shall be jointly and severally liable with Exelon under this Plan as if such successor were Exelon.

         No rights, obligations or liabilities of a Participant hereunder shall be assignable without the prior written consent of Exelon Corporation. In the event of the death of a Participant prior to receipt of severance pay or benefits to which he or she is entitled hereunder (and, with respect to benefits under Section 4 or Section 5, after he or she has signed the Waiver and Release), the severance pay described in Sections 4.1, 5.1, or 5.2, as applicable, shall be paid to his or her estate, and the Participant's dependents who are covered under any health care plans maintained by the Company shall be entitled to continued rights under Section 4.4 or Section 5.1(e) or Section 5.2(f), as applicable; provided that the estate or other successor of the Participant has not revoked such Waiver and Release.

         1.67 Notices. All notices and other communications under this Plan shall be in writing and delivered by hand, by nationally-recognized delivery service that promises overnight delivery, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                           If to a Participant, to such Participant at his most recent home address on file with the Company.

                           If to the Company: to the Plan Administrator.

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

         1.68 Number and Gender. Wherever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine.

         1.69 Tax Withholding. The Company may withhold from any amounts payable under this Plan or otherwise payable to a Participant any Taxes the Company determines to be appropriate under applicable law and may report all such amounts payable to such authority as is required by any applicable law or regulation.

13. ADMINISTRATIVE INFORMATION

Plan Sponsor:                                                Exelon Corporation
Address:                                                     P.O. Box 805379
                                                             Chicago, Illinois  60680-5379

Employer Identification
  Number:                                                    23-2990190

Plan Administrator:                                          Vice President Compensation
Address and Telephone:                                                Exelon Corporation

                                                                      P.O. Box 805379
                                                                      Chicago, Illinois  60680-5379
                                                                      (312) 394-4015

Agent for Service of
  Legal Process:                                             Vice President Compensation
                                                                      Exelon Corporation
                                                                      P.O. Box 805379
                                                                      Chicago, Illinois  60680-5379

Plan Number:                                                                   501

Type of Plan:                                                Severance benefit plan (welfare)

Plan Year:                                                   Calendar year

14. ERISA RIGHTS

         As a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants shall be entitled to:

         Examine, without charge, at the Plan Administrator's office at 10 S. Dearborn Street, Chicago, Illinois all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor; and

         Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

         In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to act prudently and in the interest of you and other Participant and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining your interest in the Plan or from exercising your rights under ERISA. If your claim for a benefit from the Plan is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have your claim reviewed and reconsidered. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose and the court finds your claim to be frivolous, the court may order you to pay these costs and fees. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

         14152671v4

                                                                       EXHIBIT I

                               EXELON CORPORATION
                              RESTRICTIVE COVENANTS

         This agreement and covenant (the "Agreement"), made as of the _____ day of _________, ______, is made by and among Exelon Corporation, incorporated under the laws of the Commonwealth of Pennsylvania (together with successors thereto, "Exelon"), ______________, a _________________ corporation (together with successors thereto, the "Employer"), and ______________________ ("you").

         WHEREAS, Exelon amended and restated the Exelon Corporation Key Management Severance Plan (the "Severance Plan") effective as of June 1, 2001, and as amended, modified and supplemented;

         WHEREAS, you may be eligible to become a Participant (as defined in the Severance Plan) in the Severance Plan as an employee of the Employer;

         WHEREAS, in order to be a Participant in and be eligible for benefits under the Severance Plan, you must execute this covenant;

         NOW THEREFORE, in consideration for becoming eligible to participate in the Severance Plan and your commencement of employment with the Employer, you covenant the following:

CONFIDENTIAL INFORMATION.

                  (a) Obligation to Keep Confidential Information Confidential. You acknowledge that in the course of performing services for Exelon and its affiliates (together, the "Company"), you may create (alone or with others), learn of, have access to and receive Confidential Information. Confidential Information (as defined below) shall not include: (i) information that is or becomes generally known through no fault of yours; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; or (iii) information approved for release by written authorization of the Company. You recognize that all such Confidential Information is the sole and exclusive property of the Company or of third parties which the Company is obligated to keep confidential, that it is the Company's policy to keep all such Confidential Information confidential, and that disclosure of Confidential Information would cause damage to the Company. You agree that, except as required by your duties of employment with the Company or any of its affiliates, and except in connection with enforcing your rights under the Severance Plan or if compelled by a court or governmental agency, in each case provided that prior written notice is given to Exelon, you will not, without the written consent of Exelon, willfully disseminate or otherwise disclose, directly or indirectly, any Confidential Information obtained during your employment with the Company, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside the Company, and will not use the Confidential Information or permit its use for your personal benefit or any other person or entity other than the Company. These obligations shall continue during and after the termination of your employment (whether or not after a Change in Control or Imminent Control Change, as such terms are defined in the Severance Plan).

                  (b) Definition of Confidential Information. "Confidential Information" shall mean any information, ideas, processes, methods, designs, devices, inventions, data, techniques, models and other information developed or used by the Company and not generally known in the relevant trade or industry relating to the Company's products, services, businesses, operations, employees, customers or suppliers, whether in tangible or intangible form, which gives the Company a competitive advantage in the harnessing, production, transmission, distribution, marketing or sale of energy or the transmission or distribution thereof through wire or cable or similar medium or in the energy services industry and other businesses in which the Company is engaged, or of third parties which the Company is obligated to keep confidential, or which was learned, discovered, developed, conceived, originated or prepared during or as a result of your performance of any services on behalf of the Company and which falls within any of the following general categories:

                           (i) information relating to trade secrets of the Company or any customer or supplier of the Company;

                           (ii) information relating to existing or contemplated products, services, technology, designs, processes, formulae, algorithms, research or product developments of the Company or any customer or supplier of the Company;

                           (iii) information relating to business plans or strategies, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, supplier information of the Company or any customer or supplier of the Company;

                           (iv) information subject to protection under the Uniform Trade Secrets Act, as adopted by the Commonwealth of Pennsylvania, or to any comparable protection afforded by applicable law; or

                           (v) any other confidential information which either the Company or any customer or supplier of the Company may reasonably have the right to protect by patent, copyright or by keeping it secret and confidential.

15. NON-COMPETITION. DURING THE PERIOD BEGINNING ON THE DATE OF EXECUTION OF THIS AGREEMENT AND ENDING ON THE SECOND ANNIVERSARY OF THE TERMINATION DATE (AS SUCH TERM IS DEFINED IN THE SEVERANCE PLAN), WHETHER OR NOT AFTER A CHANGE IN CONTROL OR IMMINENT CONTROL CHANGE, YOU HEREBY AGREE THAT WITHOUT THE WRITTEN CONSENT OF EXELON YOU SHALL NOT AT ANY TIME, DIRECTLY OR INDIRECTLY, IN ANY CAPACITY:

                  (c) engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive

                  Business (as defined below); provided, however, that after the Termination Date this Section 2 shall not preclude you from being an employee of, or consultant to, any business unit of a Competitive Business if (i) such business unit does not qualify as a Competitive Business in its own right and (ii) you do not have any direct or indirect involvement in, or responsibility for, any operations of such Competitive Business that cause it to qualify as a Competitive Business.

                  (d) make or retain any financial investment, whether in the form of equity or debt, or own any interest, in any Competitive Business. Nothing in this subsection shall, however, restrict you from making an investment in any Competitive Business if such investment does not (i) represent more than 1% of the aggregate market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (ii) give you any right or ability, directly or indirectly, to control or influence the policy decisions or management of such Competitive Business, and (iii) create a conflict of interest between your employment duties and your interest in such investment.

                  (e) Definition of Competitive Business. "Competitive Business" means, as of any date, any utility business and any individual or entity (and any branch, office, or operation thereof) which engages in, or proposes to engage in (with your assistance)
                  (i) the harnessing, production, transmission, distribution, marketing or sale of energy or the transmission or distribution thereof through wire or cable or similar medium,
                  (ii) any other business engaged in by the Company prior to your Termination Date which represents for any calendar year or is projected by the Company (as reflected in a business plan adopted by any Company before your Termination Date) to yield during any year during the first three-fiscal year period commencing on or after your Termination Date, more than 5% of the gross revenue of any individual Company, and, in either case, which is located (x) anywhere in the United States, or (y) anywhere outside of the United States where Company is then engaged in, or proposes as of the Termination Date to engage in, to your knowledge, any of such activities.

16. NON-SOLICITATION. DURING THE PERIOD BEGINNING ON THE DATE OF EXECUTION OF THIS AGREEMENT AND ENDING ON THE SECOND ANNIVERSARY OF ANY TERMINATION DATE, WHETHER OR NOT AFTER A CHANGE IN CONTROL OR IMMINENT CONTROL CHANGE, YOU SHALL NOT, DIRECTLY OR INDIRECTLY:

                  (f) other than in connection with the good-faith performance of your duties as an officer of the Company cause or attempt to cause any employee or agent of the Company to terminate his or her relationship with the Company;

                  (g) employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser, of any employee or agent of the Company (other than by the Company), or cause or attempt to cause any Person to do any of the foregoing;

                  (h) establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company, if such business is or will be a Competitive Business; or

                  (i) interfere with the relationship of the Company with, or endeavor to entice away from the Company, any Person who or which at any time during the period commencing one year prior to the Termination Date was or is, to your knowledge, a material customer or material supplier of, or maintained a material business relationship with, the Company.

17. INTELLECTUAL PROPERTY. DURING THE PERIOD OF YOUR EMPLOYMENT WITH THE COMPANY, AND THEREAFTER UPON THE COMPANY'S REQUEST, WHETHER OR NOT AFTER A CHANGE IN CONTROL OR IMMINENT CONTROL CHANGE, YOU SHALL DISCLOSE IMMEDIATELY TO THE COMPANY ALL IDEAS, INVENTIONS AND BUSINESS PLANS THAT HE MAKES, CONCEIVES, DISCOVERS OR DEVELOPS ALONE OR WITH OTHERS DURING THE COURSE OF YOUR EMPLOYMENT WITH THE COMPANY OR DURING THE ONE YEAR PERIOD FOLLOWING YOUR TERMINATION DATE, INCLUDING ANY INVENTIONS, MODIFICATIONS, DISCOVERIES, DEVELOPMENTS, IMPROVEMENTS, COMPUTER PROGRAMS, PROCESSES, PRODUCTS OR PROCEDURES (WHETHER OR NOT PROTECTABLE UPON APPLICATION BY COPYRIGHT, PATENT, TRADEMARK, TRADE SECRET OR OTHER PROPRIETARY RIGHTS) ("WORK PRODUCT") THAT: (I) RELATE TO THE BUSINESS OF THE COMPANY OR ANY CUSTOMER OR SUPPLIER TO THE COMPANY OR ANY OF THE PRODUCTS OR SERVICES BEING DEVELOPED, MANUFACTURED, SOLD OR OTHERWISE PROVIDED BY THE COMPANY OR THAT MAY BE USED IN RELATION THEREWITH; OR (II) RESULT FROM TASKS ASSIGNED TO YOU BY THE COMPANY; OR (III) RESULT FROM THE USE OF THE PREMISES OR PERSONAL PROPERTY (WHETHER TANGIBLE OR INTANGIBLE) OWNED, LEASED OR CONTRACTED FOR BY THE COMPANY. YOU AGREE THAT ANY WORK PRODUCT SHALL BE THE PROPERTY OF THE COMPANY AND, IF SUBJECT TO COPYRIGHT, SHALL BE CONSIDERED A "WORK MADE FOR HIRE" WITHIN THE MEANING OF THE COPYRIGHT ACT OF 1976, AS AMENDED (THE "ACT"). IF AND TO THE EXTENT THAT ANY SUCH WORK PRODUCT IS NOT A "WORK MADE FOR HIRE" WITHIN THE MEANING OF THE ACT, YOU HEREBY ASSIGN TO THE COMPANY ALL RIGHT, TITLE AND INTEREST IN AND TO THE WORK PRODUCT, AND ALL COPIES THEREOF, AND THE COPYRIGHT, PATENT, TRADEMARK, TRADE SECRET AND ALL PROPRIETARY RIGHTS IN THE WORK PRODUCT, WITHOUT FURTHER CONSIDERATION, FREE FROM ANY CLAIM, LIEN FOR BALANCE DUE OR RIGHTS OF RETENTION THERETO ON YOUR PART.

                  (j) The Company hereby notifies you that the preceding paragraph does not apply to any inventions for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on your own time, unless: (i) the invention relates (a) to the Company's business, or (b) to the Company's actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by you for the Company.

                  (k) You agree that upon disclosure of Work Product to the Company, you will, during your employment and at any time thereafter, at the request and cost of the Company, execute all such documents and perform all such acts as the Company or its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world, and when so obtained or vested to renew and restore the same; and (ii) to prosecute or defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection, or otherwise in respect of the Work Product.

                  (l) In the event that the Company is unable, after reasonable effort, to secure your execution as provided in subsection (b) above, whether because of your physical or mental incapacity or for any other reason whatsoever, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and on your behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution, issuance and protection of letters patent, copyright and other intellectual property protection with the same legal force and effect as if personally executed by you.

18.      REASONABLENESS OF RESTRICTIVE COVENANTS.

                  (m) You acknowledge that the covenants contained in Sections 2, 3, and 4 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company's legitimate interests in its Confidential Information and in its relationships with its employees, customers and suppliers.

                  (n) The Company and you have all consulted with their respective legal counsel and have been advised concerning the reasonableness and propriety of such covenants. You acknowledge that your observance of the covenants contained in Sections 2, 3, and 4 will not deprive you of the ability to earn a livelihood or to support your dependents.

                  (o) All of the provisions of this Restrictive Covenant shall survive any termination of employment without regard to (i) the reasons for such termination or (ii) the expiration of any participation in the Severance Plan.

                  (p) The Company shall have no further obligation to pay or provide severance or benefits under the Plan if a court determines that you have breached any covenant in this Restrictive Covenant.

19. COUNTERPARTS. THIS AGREEMENT MAY BE EXECUTED IN SEVERAL COUNTERPARTS, EACH OF WHICH SHALL BE DEEMED TO BE AN ORIGINAL, BUT ALL OF WHICH TOGETHER WILL CONSTITUTE ONE AND THE SAME INSTRUMENT.

20. HEADINGS. THE HEADINGS OF THIS AGREEMENT ARE NOT PART OF THE PROVISIONS HEREOF AND SHALL NOT HAVE ANY FORCE OR EFFECT.

21. APPLICABLE LAW. THE PROVISIONS OF THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates specified below.

                                            EXECUTIVE



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                                            EXELON CORPORATION



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                                            By:
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                                            Title:
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                                            (Employer, if different from Exelon)
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                                            By:
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                                            Title:
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